Exhibit 5.1

OPINION OF DAVIS POLK & WARDWELL

July 16, 2004

CSG Systems International, Inc.

7887 East Belleview, Suite 1000

Englewood, Colorado 80111

Ladies and Gentlemen:

CSG Systems International, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the sale from time to time of (i) up to $230,000,000 aggregate principal amount of the Company’s 2.50% Senior Subordinated Convertible Contingent Debt SecuritiesSM (CODESSM) due 2024 (the “CODES”) and (ii) such indeterminate number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as may be issuable upon conversion of the CODES. The CODES have been issued pursuant to the Indenture dated as of June 2, 2004 (the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee. The CODES and the Common Stock are to be offered and sold from time to time by their holders.

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Upon the basis of the foregoing, we advise you that, in our opinion:

1. The CODES have been duly authorized, executed and delivered by the Company and are valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

2. The shares of Common Stock reserved for issuance upon conversion of the CODES have been duly authorized and reserved, and, when issued upon conversion of the CODES in accordance with the terms of the CODES and the Indenture, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption “Validity of Securities” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Davis Polk & Wardwell

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